Exhibit 99.1

SemiLEDs Reports First Quarter Fiscal Year 2020

Financial Results

Hsinchu, Taiwan (January 10, 2020) — SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the first quarter of fiscal year 2020, ended November 30, 2019.

Revenue for the first quarter of fiscal 2020 was $1.6 million, compared to $1.6 million in the fourth quarter of fiscal 2019. GAAP net loss attributable to SemiLEDs stockholders for the first quarter of fiscal 2020 was $317 thousand, compared to a loss of $881 thousand in the fourth quarter of fiscal 2019, or a net loss of $0.09 per diluted share, compared to a net loss of $0.25 per diluted share for the fourth quarter of fiscal 2019.

GAAP gross margin for the first quarter of fiscal 2020 was 33%, compared with gross margin for the fourth quarter of fiscal 2019 of 21%. Operating margin for the first quarter of fiscal 2020 was negative 36%, compared with negative 66% in the fourth quarter of fiscal 2019. The Company’s cash and cash equivalents was $688 thousand at November 30, 2019, compared to $1.4 million at the end of fiscal 2019.

We expect revenue for the second quarter ending February 28, 2020 to be approximately $1.2 million +/- 10%.

The Chinese New Year (CNY) of 2020 will begin on January 24, 2020. Our office and factory in Chunan will be closed from January 18, 2020 until February 2, 2020 and will resume operations on Monday, February 3, 2020.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any projection of future revenues, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law. SemiLEDs has not filed its Form 10-Q for the quarter ended November 30, 2019. As a result, all financial results described here should be considered preliminary, and are subject to change to reflect any necessary adjustments, or changes in accounting estimates, that are identified prior to the time the Company files the Form 10-Q.

Contacts:

Christopher Lee

Chief Financial Officer

SemiLEDs Corporation

+886-37-586788

investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	November 30,	August 31,
	2019	2019
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$688	$1,363
Restricted cash and cash equivalents	81	19
Accounts receivable (including related parties), net	936	703
Inventories	2,312	2,083
Prepaid expenses and other current assets	884	460
Assets held for sale	401	—
Total current assets	5,302	4,628
Property, plant and equipment, net	5,935	5,878
Operating lease right of use assets	307	—
Intangible assets, net	93	93
Investments in unconsolidated entities	920	894
Other assets	186	169
TOTAL ASSETS	$12,743	$11,662
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$410	$398
Accounts payable	649	680
Advance receipt toward the convertible note	500	500
Accrued expenses and other current liabilities	2,677	2,342
Operating lease liabilities, current	148	—
Liabilities held for sale	790	—
Total current liabilities	5,174	3,920
Long-term debt, excluding current installments	5,932	5,954
Operating lease liabilities, less current portion	159	—
Total liabilities	11,265	9,874
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	175,839	175,804
Accumulated other comprehensive income	3,729	3,753
Accumulated deficit	(178,133)	(177,816)
Total SemiLEDs stockholders’ equity	1,435	1,741
Noncontrolling interests	43	47
Total equity	1,478	1,788
TOTAL LIABILITIES AND EQUITY	$12,743	$11,662

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	November 30,	August 31,
	2019	2019
Revenues, net	$1,563	$1,555
Cost of revenues	1,045	1,226
Gross profit	518	329
Operating expenses:
Research and development	430	537
Selling, general and administrative	726	819
Gain on disposals of long-lived assets	(79)	—
Total operating expenses	1,077	1,356
Loss from operations	(559)	(1,027)
Other income (expenses):
Interest expenses, net	(78)	(75)
Other income, net	157	202
Foreign currency transaction gain (loss), net	158	20
Total other income, net	237	147
Loss before income taxes	(322)	(880)
Income tax expense	—	—
Net loss	(322)	(880)
Less: Net profit (loss) attributable to noncontrolling interests	(5)	1
Net loss attributable to SemiLEDs stockholders	$(317)	$(881)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.09)	$(0.25)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	3,595	3,592

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